Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES ESTIMATED THIRD QUARTER PRODUCTION AND RAISES 2015 CRUDE OIL PRODUCTION GROWTH TARGET

HOUSTON, October 15, 2015 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today provided an operational update, which included the following highlights:

•	Estimated third quarter crude oil production of 23,573 Bbls/d, 4% above the high-end of the guidance range

•	Raising 2015 crude oil production growth target to 21%

•	Added 8,000 Bbls/d of swaps for 2016 at a weighted average price of approximately $60/Bbl

Production volumes during the third quarter of 2015 are estimated to be 35,948 Boe/d. This represents an increase of 7% versus the third quarter of 2014 and exceeds the high-end of the Company’s guidance range of 33,133-34,300 Boe/d. Oil production during the third quarter of 2015 is estimated to be 23,573 Bbls/d, an increase of 18% versus the third quarter of 2014; natural gas and NGL production are estimated at 51,710 Mcf/d and 3,757 Bbls/d, respectively, for the third quarter of 2015.

Given the continued strong performance from the Company’s primary operating areas, Carrizo is increasing its 2015 oil production guidance to 22,750-22,850 Bbls/d from 22,350-22,500 Bbls/d. Using the midpoint of this range, the Company’s 2015 oil production growth guidance increases to 21% from 19% previously. For natural gas and NGLs, the Company is increasing its 2015 guidance to 56-57 MMcf/d and 3,500-3,600 Bbls/d, respectively, from 54-56 MMcf/d and 3,250-3,350 Bbls/d.

Since June 30, 2015, the Company has added additional crude oil hedges covering calendar 2016 volumes. For 2016, Carrizo now has hedges covering approximately 13,500 Bbls/d of crude oil (comprised of 8,000 Bbls/d of swaps at an average price of $60.03/Bbl and 5,492 Bbls/d of collars with a weighted average floor price of $50.97/Bbl and a weighted average ceiling price of $74.73/Bbl). Additionally, Carrizo will continue to get the benefit from the offsetting hedge transactions it entered into during the first quarter of 2015; these transactions locked in an additional $44.8 million of cash flow that will be realized during 2016. (Please refer to the following table for a detailed summary of the Company’s hedging activity since June 30, 2015.)

Period	Type of Contract	Volumes (in Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
2016	Fixed Price Swaps	8,000	$60.03
2017	Sold Call Options	2,500		$60.00
2018	Sold Call Options	2,888		$60.00
2019	Sold Call Options	3,375		$62.50
2020	Sold Call Options	4,075		$65.00

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Carrizo’s current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Permian Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells, rig program, effect of transactions offsetting hedge positions, production, average well returns, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.